Exhibit 99.2

Deere & Company

Other Financial Information

For the Three Months Ended January 31,	Equipment Operations		Agricultural Equipment		Commercial and Consumer Equipment		Construction and Forestry
Dollars in millions	2005	2004	2005	2004	2005	2004	2005	2004
Net Sales	$3,526	$2,912	$2,010	$1,596	$523	$570	$993	$746
Average Identifiable Assets
With Inventories at LIFO	$6,867	$6,051	$3,397	$2,923	$1,448	$1,398	$2,022	$1,730
With Inventories at Standard Cost	$7,919	$7,047	$4,095	$3,553	$1,643	$1,610	$2,181	$1,884
Operating Profit (Loss)	$262	$198	$163	$85	$(2)	$20	$101	$93
Percent of Net Sales	7.4%	6.8%	8.1%	5.3%	(.4)%	3.5%	10.2%	12.5%
Operating Return on Assets
With Inventories at LIFO	3.8%	3.3%	4.8%	2.9%	(.1)%	1.4%	5.0%	5.4%
With Inventories at Standard Cost	3.3%	2.8%	4.0%	2.4%	(.1)%	1.2%	4.6%	4.9%
SVA Cost of Assets	$(238)	$(211)	$(123)	$(106)	$(49)	$(49)	$(66)	$(56)
SVA	$24	$(13)	$40	$(21)	$(51)	$(29)	$35	$37

For the Three Months Ended January 31,	Financial Services
Dollars in millions	2005	2004
Net Income	$88	$80
Average Equity	$2,155	$2,251
Return on Equity	4.1%	3.6%
Operating Profit	$136	$123
Change in Allowance for Doubtful Receivables	$(11)	$(2)
SVA Income	$125	$121
Average Equity	$2,155	$2,251
Average Allowance for Doubtful Receivables	$156	$165
SVA Average Equity	$2,311	$2,416
Cost of Equity	$(103)	$(108)
SVA	$22	$13

The Company evaluates its business results on the basis of generally accepted accounting principles. In addition, it uses a metric referred to as Shareholder Value Added (SVA), which management believes is an appropriate measure for the performance of its businesses. SVA is, in effect, the pretax profit left over after subtracting the cost of enterprise capital. The Company is aiming for a sustained creation of SVA and is using this metric for various performance goals. Certain compensation is also determined on the basis of performance using this measure. For purposes of determining SVA, each of the equipment segments is assessed a pretax cost of assets, which on an annual basis is 12 percent of the segment’s average identifiable operating assets during the applicable period with inventory at standard cost. Management believes that valuing inventories at standard cost more closely approximates the current cost of inventory and the Company’s investment in the asset. Financial Services is assessed a pretax cost of equity, which on an annual basis is approximately 18 percent of its average equity during the period excluding the allowance for doubtful receivables. The cost of assets or equity, as applicable, is deducted from the operating profit or added to the operating loss of the equipment segments or Financial Services to determine the amount of SVA. For this purpose, the operating profit of Financial Services is net income before income taxes and changes to the allowance for doubtful receivables. The average equity and operating profit of Financial Services is adjusted for the allowance for doubtful receivables in order to more closely reflect credit losses on a write-off basis.

To create SVA using metrics relevant to their daily operations, the Company’s equipment segments are targeting an annual operating return on operating assets (OROA) of 20 percent at mid-cycle sales volumes, and other returns at other points in the cycle. For purposes of this OROA calculation, operating assets consist of average identifiable assets during the applicable period with inventory at standard cost.

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